Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-146218) of Advantest Corporation,

(2)	Registration Statement (Form S-8 No. 333-141394) of Advantest Corporation,

(3)	Registration Statement (Form S-8 No. 333-132374) of Advantest Corporation,

(4)	Registration Statement (Form S-8 No. 333-123671) of Advantest Corporation, and

(5)	Registration Statement (Form S-8 No. 333-97107) of Advantest Corporation;

of our report dated June 16, 2008, with respect to the consolidated financial statements of Advantest Corporation, and our report dated June 16, 2008, with respect to the effectiveness of internal control over financial reporting of Advantest Corporation, included in the Annual Report (Form 20-F) of Advantest Corporation for the year ended March 31, 2008.

/s/ Ernst & Young ShinNihon

Tokyo, Japan

June 20, 2008